Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138578) pertaining to the 1996 Stock Option Plan and the 2006 Long Term Incentive Plan of CommVault Systems, Inc., of our reports dated May 15, 2008, with respect to the consolidated financial statements and schedule of CommVault Systems, Inc. and the effectiveness of internal control over the financial reporting of CommVault Systems, Inc. in this Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/ Ernst & Young LLP
MetroPark, New Jersey
May 15, 2008